EXHIBIT 4.4

FIFTH AMENDMENT AND SUPPLEMENT
TO CREDIT AGREEMENT
(Multi-Year Revolving Credit Facility)

        THIS FIFTH AMENDMENT AND SUPPLEMENT TO CREDIT AGREEMENT (this “Fifth Amendment”) is made and entered into as of the 22nd day of December, 2003, (the “Fifth Amendment Effective Date”), among ENTERPRISE PRODUCTS OPERATING L.P., a Delaware limited partnership (“Borrower”); WACHOVIA BANK, NATIONAL ASSOCIATION (formerly known as First Union National Bank), as administrative agent (in such capacity, the “Administrative Agent”) for each of the lenders (the “Lenders”) that is a signatory or which becomes a signatory to the hereinafter defined Credit Agreement; and the Lenders party hereto.

R E C I T A L S:

        A.    On November 17, 2000, the Borrower, the Lenders and the Administrative Agent entered into a certain Credit Agreement (as amended by First Amendment to Credit Agreement dated April 19, 2001, and as further amended and supplemented by Second Amendment and Supplement to Credit Agreement dated as of April 24, 2002, and as further amended and supplemented by Third Amendment and Supplement to Credit Agreement dated as of July 31, 2002, and as further amended and supplemented by Fourth Amendment and Supplement to Credit Agreement dated as of October 30, 2003 and effective as of September 30, 2003, the “Credit Agreement”) whereby, upon the terms and conditions therein stated, the Lenders agreed to make certain Loans (as defined in the Credit Agreement) and extend certain credit to the Borrower.

        B.    The parties hereto mutually desire to further amend the Credit Agreement as hereinafter set forth.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Borrower, the Lenders party hereto and the Administrative Agent hereby agree as follows:

1.      Certain Definitions.

        1.1    Terms Defined Above. As used in this Fifth Amendment, the terms “Administrative Agent,” “Borrower,” “Credit Agreement,” “Fifth Amendment” and “Fifth Amendment Effective Date,” shall have the meanings indicated above.

        1.2    Terms Defined in Agreement. Unless otherwise defined herein, all terms beginning with a capital letter which are defined in the Credit Agreement shall have the same meanings herein as therein unless the context hereof otherwise requires.

2.       Amendments to Credit Agreement.

        2.1     Defined Terms.

        (a)    The term “Agreement,” as defined in Section1.02 of the Credit Agreement, is hereby amended to mean the Credit Agreement, as amended and supplemented by this Fifth Amendment and as the same may from time to time be further amended or supplemented.

        (b)    The pricing grid set forth in the definition of “Applicable Rate” as defined in Section 1.02 of the Credit Agreement is hereby amended in its entirety to read as follows:

Index Debt Ratings: (Moody’s/S&P)		Eurodollar Spread	ABR Spread	Facility Fee Rate
Category 1	greater than or equal to A3/A-	0.375%	0.0%	0.125%
Category 2	greater than or equal to Baa1/BBB+	0.475%	0.0%	0.150%
Category 3	greater than or equal to Baa2/BBB	0.575%	0.0%	0.175%
Category 4	greater than or equal to Baa3/BBB-	0.750%	0.0%	0.250%
Category 5	greater than or equal to Ba1/BB+	0.950%	0.0%	0.300%
Category 6	<Ba1/BB+	1.100%	0.0%	0.400%

        2.2    Additional Defined Term. Section1.02 of the Credit Agreement is hereby further amended and supplemented by adding the following new definitions, which read in their entirety as follows:

“Fifth Amendment” means that certain Fifth Amendment and Supplement to Credit Agreement dated as of December 22, 2003, among the Borrower, the Lenders party thereto and the Administrative Agent.

“Fifth Amendment Effective Date” means December 22, 2003.

        2.3     Debt to EBITDA Ratio. Section 6.07(b) of the Credit Agreement is hereby amended in its entirety to read as follows:

(b)	Ratio of Consolidated Indebtedness to Consolidated EBITDA. The Borrower shall not permit its ratio of Consolidated Indebtedness to Consolidated EBITDA in each case for the four full fiscal quarters most recently ended (including, without limitation, the four fiscal quarter period ending December 31, 2003) to exceed:

5.25 to 1.00 as of December 31, 2003 and as of March 31, 2004; and

4.75 to 1.00 as of June 30, 2004 and as of the last day of any fiscal quarter of the Borrower thereafter.

For purposes of calculating such ratio the Project Finance Subsidiaries shall be disregarded. For purposes of this Section 6.07(b), if during any period of four fiscal quarters the Borrower or any Subsidiary acquires any Person (or any interest in any Person) or all or substantially all of the assets of any Person, the EBITDA attributable to such assets or an amount equal to the percentage of ownership of the Borrower or a Subsidiary, as the case may be, in such Person times the EBITDA of such Person, for such period determined on a pro forma basis (which determination, in each case, shall be subject to approval of the Administrative Agent, not to be unreasonably withheld) may be included as Consolidated EBITDA for such period as if such acquisition occurred on the first day of such four fiscal quarter period; provided that during the portion of such period that follows such acquisition, the computation in respect of the EBITDA of such Person or such assets, as the case may be, shall be made on the basis of actual (rather than pro forma) results.

        2.4    Conditions Precedent. In addition to all other applicable conditions precedent contained in the Credit Agreement, the obligation of the Lenders party hereto and the Administrative Agent to enter into this Fifth Amendment shall be conditioned upon the following conditions precedent:

        (a)    The Administrative Agent shall have received a copy of this Fifth Amendment, duly completed and executed by the Borrower and the Required Lenders; and acknowledged and ratified by the Limited Partner;

        (b)    The Administrative Agent shall have received such other information, documents or instruments as it or its counsel may reasonably request.

3.       Representations and Warranties. The Borrower represents and warrants that:

        (a)    there exists no Default or Event of Default, or any condition or act which constitutes, or with notice or lapse of time or both would constitute, an Event of Default under the Credit Agreement, as hereby amended and supplemented;

        (b)    the Borrower has performed and complied with all covenants, agreements and conditions contained in the Credit Agreement, as hereby amended and supplemented, required to be performed or complied with by it; and

        (c)    the representations and warranties of the Borrower contained in the Credit Agreement, as hereby amended and supplemented, were true and correct in all material respects when made, and are true and correct in all material respects at and as of the time of delivery of this Fifth Amendment, except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

4.       Extent of Amendments. Except as expressly herein set forth, all of the terms, conditions, defined terms, covenants, representations, warranties and all other provisions of the Credit Agreement are herein ratified and confirmed and shall remain in full force and effect.

5.       Counterparts. This Fifth Amendment may be executed in two or more counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, but all of which together shall constitute one and same instrument.

6.       References. On and after the Fifth Amendment Effective Date, the terms “Agreement,” “hereof,” “herein,” “hereunder,” and terms of like import when used in the Credit Agreement shall, except where the context otherwise requires, refer to the Credit Agreement, as amended and supplemented by this Fifth Amendment.

7.       Governing Law. This Fifth Amendment shall be governed by and construed in accordance with the laws of the State of New York and applicable federal law.

        THIS FIFTH AMENDMENT, THE CREDIT AGREEMENT, AS AMENDED HEREBY, THE NOTES AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES

      THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

        This Fifth Amendment shall benefit and bind the parties hereto, as well as their respective assigns, successors, heirs and legal representatives.

[Signatures Begin on Next Page]

        EXECUTED as of the Fifth Amendment Effective Date.

BORROWER:

ENTERPRISE PRODUCTS OPERATING L.P.

By:	Enterprise Products OLPGP, Inc., General Partner

By:	/s/ W. Randall Fowler
Name: W. Randall Fowler Title: Vice President and Treasurer

LENDERS AND AGENTS:

WACHOVIA BANK, NATIONAL ASSOCIATION (formerly known as First Union National Bank), Individually and as Administrative Agent

By:	/s/ Russell Clingman
Name: Russell Clingman Title: Director

BANK ONE, NA (Main Office - Chicago), Individually and as Documentation Agent

By:	/s/ Kenneth J. Fatur
Name: Kenneth J. Fatur Title: Director, Capital Markets

BANK OF TOKYO-MITSUBISHI, LTD., HOUSTON AGENCY, Individually and as Co- Agent

By:	/s/ John W. McGhee
Name: John W. McGhee Title: Vice President & Manager

SUNTRUST BANK, Individually and as Co-Agent

By:	/s/ David J. Edge
Name: David J. Edge Title: Director

WESTLB AG, NEW YORK BRANCH, Individually and as Co-Agent

By:	/s/ Salvatore Battinelli
Name: Salvatore Battinelli Title: Managing Director

By:	/s/ Jeffrey S. Davidson
Name: Jeffrey S. Davidson Title: Associate Director

FLEET NATIONAL BANK, Individually and as Managing Agent

By:	/s/ Mark Serie
Name: Mark Serice Title: Vice President

MIZUHO CORPORATE BANK, Ltd., Individually and as Managing Agent

By:	/s/ Jun Shimmachi
Name: Jun Shimmachi Title: Vice President

NATIONAL AUSTRALIA BANK LIMITED, A.C.N. 004044937, Individually and as Managing Agent

By:
Name:
Title:

THE BANK OF NOVA SCOTIA

By:	/s/ N. Bell
Name: N. Bell Title: Senior Manager

BAYERISCHE HYPO-UND VEREINSBANK AG, NEW YORK BRANCH

By:	/s/ Y. Dankmer
Name: Yoran Dankmer Title: Mrg. Dir.

By:	/s/ S. Beverle
Name: Sebastian Beverle Title: Associate Director

CITIBANK, N.A.

By:	/s/ Todd J. Mogil
Name: Todd J. Mogil Title: Attorney-in-Fact

DEN NORSKE BANK ASA

By:	/s/ Peter M. Dodge	/s/ Nils Fykse
	Name: Peter M. Dodge Title: First Vice President	Nils Fykse Senior Vice President

GUARANTY BANK

By:	/s/ Jim R. Hamilton
Name: Jim R. Hamilton Title: Senior Vice President

HIBERNIA NATIONAL BANK

By:	/s/ Nancy G. Moragas
Name: Nancy G. Moragas Title: Vice President

ROYAL BANK OF CANADA

By:	/s/ Tom J. Oberaigner
Name: Tom J. Oberaigner Title: Attorney-in-Fact

ACKNOWLEDGMENT AND RATIFICATION OF GUARANTOR

        The undersigned (“Guarantor”) hereby expressly (i)acknowledges the terms of the foregoing Fifth Amendment and Supplement to Credit Agreement; (ii)ratifies and affirms its obligations under its Guaranty Agreement dated as of November 17, 2000, in favor of the Administrative Agent; (iii)acknowledges, renews and extends its continued liability under said Guaranty Agreement and Guarantor hereby agrees that its Guaranty Agreement remains in full force and effect; and (iv) guarantees to the Administrative Agent the prompt payment when due of all amounts owing or to be owing by it under its Guaranty Agreement pursuant to the terms and conditions thereof, as modified hereby.

        The foregoing acknowledgment and ratification of the undersigned Guarantor shall be evidenced by signing the spaces provided below, to be effective as of the Fifth Amendment Effective Date.

ENTERPRISE PRODUCTS PARTNERS L.P., a Delaware limited partnership

By:	Enterprise Products GP, LLC, General Partner

By:	/s/ W. Randall Fowler
Name: W. Randall Fowler Title: Vice President & Treasurer